Exhibit 99.1

Nephros Announces $3.2 Million Financing Through Completion of Rights Offering and Private Placement Transactions

RIVER EDGE, N.J., Mar. 4, 2011 /PRNewswire/ -- Nephros, Inc. (OTC Bulletin Board: NEPH.OB - News), a medical device company developing and marketing filtration products for therapeutic applications, infection control, and water purification, today announced the completion of its rights offering and private placement that together will result in gross proceeds of approximately $3.2 million to Nephros.

“Nephros is pleased to have successfully completed its shareholders rights offering and related private placement financing,” said James S. Scibetta, Chairman of Nephros.  “The proceeds from these transactions will provide Nephros with funds to pursue the further development and commercialization of our filtration products.”

Nephros’ stockholders subscribed for 99,297,082 units in its previously announced rights offering and Nephros accepted all basic subscription rights and oversubscription privileges.  The subscription period for the rights offering expired at 5:00 p.m. Eastern Time on March 3, 2011.  Gross proceeds to Nephros from the sale of these units in the rights offering will be approximately $2.0 million.

Under the terms of the rights offering, Nephros distributed at no charge non-transferable subscription rights to purchase up to an aggregate of 175,000,000 units to stockholders who owned shares of Nephros common stock as of the close of business on January 31, 2011, which was the record date for the rights offering. Each subscription right entitled the holder to purchase 4.185496618 units at a subscription price of $0.02 per unit. Each unit consists of one share of common stock and a warrant to purchase 0.924532845 shares of common stock at an exercise price of $0.02 per share for a period of five years following the issue date of the warrant.  Based on the results of the rights offering, Nephros will issue an aggregate of 99,297,082 shares of its common stock and warrants to purchase an aggregate of approximately 91.8 million shares of its common stock to stockholders who subscribed.

Based on the results of the rights offering and the satisfaction by Nephros of certain conditions, Lambda Investors, LLC, Nephros’ largest stockholder, has agreed to purchase in a private placement 60,194,266 units at the same per unit purchase price of $0.02, pursuant to a purchase agreement between Nephros and Lambda Investors.  Nephros will issue to Lambda Investors an aggregate of 60,194,266 shares of its common stock and warrants to purchase an aggregate of 55,651,575 shares of its common stock.  Nephros will receive approximately $1.2 million in gross proceeds from its sale of units to Lambda Investors.

Nephros anticipates finalization of both the rights offering and the private placement to Lambda Investors on March 10, 2011.  On March 11, 2011, Nephros intends to effect a 1-for-20 reverse stock split, which was approved by the Nephros stockholders at the annual meeting of stockholders held on January 10, 2011.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities, in any state in which such offer, solicitation or sale would be unlawful prior to their registration or qualification under the securities laws of any such state.  The securities may only be offered by means of a prospectus, copies of which may be obtained  free of charge at the website maintained by the SEC at www.sec.gov or by contacting the information agent for the rights offering at (800) 414-4313.  The prospectus contains important information about the rights offering.

About Nephros, Inc.

Nephros, Inc., headquartered in River Edge, New Jersey, is a medical device company developing and marketing filtration products for therapeutic applications, infection control, and water purification.

The Nephros hemodiafiltration (HDF) system is designed to improve the quality of life for the End-Stage Renal Disease (ESRD) patient while addressing the critical financial and clinical needs of the care provider. ESRD is a disease state characterized by the irreversible loss of kidney function. The Nephros HDF system removes a range of harmful substances more effectively, and with greater capacity, than existing ESRD treatment methods, particularly with respect to substances known collectively as "middle molecules." These molecules have been found to contribute to such conditions as dialysis-related amyloidosis, carpal tunnel syndrome, degenerative bone disease and, ultimately, mortality in the ESRD patient. Nephros ESRD products are sold and distributed throughout Europe.

The Nephros Dual Stage Ultrafilter (DSU) is the basis for the Nephros line of water filtration products. The patented dual stage cold sterilization ultrafilter has the capability to filter out bacteria and, due to its exceptional filtration levels, filter out many viruses, parasites and biotoxins. Nephros's DSUs are being evaluated at several major U.S. medical centers for infection control. The DSU has also been selected for further development by the U.S. Marine Corps for purification of drinking water by soldiers in the field.

For more information about Nephros, please visit the company's website at www.nephros.com.

Forward-Looking Statements

Statements in this news release that are not historical facts constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 (the "PSLRA"). Such statements may be preceded by words such as "may," "plans," "expects," "believes," "hopes," "potential" or similar words. For such statements, Nephros claims the protection of the PSLRA.

Forward-looking statements are not guarantees of future performance, are based on assumptions and are subject to various known and unknown risks and uncertainties, many of which are beyond Nephros' control. Actual results may differ materially from the expectations contained in the forward-looking statements. Factors that may cause such differences include the risks that Nephros may not be able: (i) to complete the rights offering and private placement; (ii) to continue as a going concern; (iii) to obtain additional funding when needed or on favorable terms; (iv) to obtain appropriate or necessary governmental approvals to achieve its business plan or effectively market its products; (v) to have its technologies and products accepted in current or future target markets; (vi) to demonstrate in pre-clinical or clinical trials the anticipated efficacy, safety or cost savings of products that appeared promising to Nephros in research or clinical trials; or (vii) to secure or enforce adequate legal protection, including patent protection, for its products. More detailed information about Nephros and the risk factors that may affect the realization of forward-looking statements is set forth in Nephros' filings with the SEC.  Investors and security holders are encouraged to read these documents on the SEC's website at http://www.sec.gov/. Nephros does not undertake to publicly update or revise its forward-looking statements as a result of new information, future events or otherwise except as required by law.